Exhibit 4.8.2

                     WARRANTS

To Purchase             Shares of Common Stock of

PAETEC HOLDING CORP.

Dated:

THIS WARRANT CERTIFICATE CERTIFIES THAT                              (the “Holder”) is entitled, at any time after the Warrants represented by this Warrant Certificate become exercisable as provided in Section 2.1, but prior to the Expiration Date (as hereafter defined), to purchase from PAETEC Holding Corp., a Delaware corporation (the “Company”),                      shares of the Company’s Common Stock (the “Warrant Shares”) at a purchase price of $             per Warrant Share, all on the terms and conditions set forth in this Warrant Certificate and as set forth in the PAETEC Holding Corp. 2011 Agent Incentive Plan, as amended from time to time (the “Agent Incentive Plan” or “Plan”), copies of which have been provided to the Holder and which are incorporated herein by reference. In the event any provision of this Warrant Certificate is inconsistent with the provisions of the Agent Incentive Plan, the terms of the Agent Incentive Plan shall govern. Each Warrant shall represent the right to purchase one share of Common Stock.

1.	DEFINITIONS

As used in this Warrant Certificate, the following terms, which are not otherwise defined herein, have the meanings set forth below:

“Agent” shall mean the independent sales agent of the Company named on Schedule A hereto.

“Baseline Monthly Commissionable Revenue” shall mean the Agent’s Monthly Commissionable Revenue as of the Grant Date, as set forth on Schedule A hereto.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Commission” shall mean the Securities and Exchange Commission or any successor federal agency then administering the Securities Act and successor federal securities laws.

“Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company, and any other securities of the Company into which such Common Stock is recapitalized or reclassified.

“Exercise Price” shall mean the price indicated in the first paragraph of this Warrant Certificate at which a share of Common Stock may be purchased upon exercise of a Warrant represented by this Warrant Certificate. The Exercise Price may from time to time be adjusted in accordance with Section 4.

“Expiration Date” shall mean the tenth (10th) anniversary of the date of this Warrant Certificate as set forth on the cover page of this Warrant Certificate.

“Fair Market Value” shall mean the value of a share of Common Stock, determined as follows: if on the Grant Date or other determination date the Common Stock is listed on an established national or regional stock exchange, including The NASDAQ Stock Market LLC, or is publicly traded on an established securities market, the Fair Market Value of a share of Common Stock shall be the closing price of the Common Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day) or, if no sale of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Common Stock is not listed on such an exchange or traded on such a market, Fair Market Value shall be the value of the Common Stock as determined by the Board or a duly authorized committee thereof in good faith, which determination shall be conclusive on all parties.

“Final Month” shall mean the twenty-fourth calendar month following the calendar month of the Grant Date.

“Grant Date” shall mean the Warrant Certificate date set forth on the cover page of this Warrant Certificate, which shall be the date on which the Board of Directors or an authorized committee of the Board of Directors approves the grant of the Warrants represented by this Warrant Certificate.

“Initial Target” shall mean the amount of New Monthly Commissionable Revenue set forth on Schedule A hereto, which shall equal 15% of the Agent’s Baseline Monthly Commissionable Revenue; provided that the Initial Target shall in no event be less than $30,000.

“Monthly Commissionable Revenue” shall mean means the monthly recurring and usage revenue generated from use of the commissionable products by PAETEC customers procured by an Agent during a calendar month, after application of any customer adjustments, deductions or credits (including without limitation Equipment for Service (“EFS”) and Software for Service (“SFS”) bundled and unbundled credits). Monthly Commissionable Revenue is calculated prior to application of any taxes, surcharges, regulatory assessments, governmental charges (including, without limitation, national access charges (“NAC”), regulatory assessment surcharges (“RAS”), presubscribed interexchange carrier charges (“PIC”), universal service fund fees (“USF”), service management system (“SMS”) database fees, 800-number fees, or similar fees or charges), federal subscriber line charges (“FSLC”), non-commissionable loop charges which are exclusively for long distance or data services, equipment charges, feature charges and any one-time or non-recurring fees or charges.

“New Monthly Commissionable Revenue” shall mean Monthly Commissionable Revenue in excess of an Agent’s Baseline Monthly Commissionable Revenue.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

“Revenue Target” shall mean, with respect to the vesting of Warrants for any specified number of Warrant Shares as provided in Section 2.1, the amount of New Monthly Commissionable Revenue set forth opposite such number of Warrant Shares on Schedule A hereto.

[[THIS DEFINITION FOR USE ONLY IF WARRANT CERTIFICATE IS FOR 20,000 WARRANT SHARES] “Second Target” shall mean the amount of New Monthly Commissionable Revenue set forth on Schedule A hereto, which shall equal the sum of (1) the Initial Target plus (2) 15% of the sum of (A) the Agent’s Baseline Monthly Commissionable Revenue plus (B) the Agent’s Initial Target; provided that the Second Target shall in no event be less than the sum of the Initial Target plus $30,000.]

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Warrant” shall mean a right represented by this Warrant Certificate to purchase one share of Common Stock.

2.	EXERCISE OF WARRANTS

2.1. Time of Exercise. The Warrants may be exercised if and only if the condition set forth in subsection (a) of this Section 2.1 is satisfied, but then only to the extent such Warrants are vested in accordance with subsection (b) of this Section 2.1.

(a) The Company shall have on file with the Commission a registration statement on an applicable form under the Securities Act which registers the offering and sale of Warrant Shares upon exercise of Warrants and which shall have been declared effective by the Commission and which shall continue to be effective and shall be current as of the time of exercise of the Warrants.

(b) The Warrants shall be exercisable only to the extent they shall have vested in accordance with the Plan and as follows:

(1)

10,000 Warrants representing the right to purchase 10,000 Warrant Shares shall vest as of the last day of the month on which (a) the Agent has, as an initial step, achieved for a calendar month New Monthly

Commissionable Revenue in an amount equal to or greater than the Initial Target as set forth on Schedule A hereto, and (b) the Agent has maintained New Monthly Commissionable Revenue in an amount equal to or greater than such Initial Target for any subsequent three consecutive calendar month period ending no later than the end of the Final Month.

(2)	[[THIS PARAGRAPH FOR USE ONLY IF WARRANT CERTIFICATE IS FOR 20,000 WARRANT SHARES] The remaining Warrants representing the right to purchase 10,000 Warrant Shares shall vest as of the last day of the month on which (a) the Agent has, as an initial step, achieved for a calendar month New Monthly Commissionable Revenue in an amount equal to or greater than the Second Target as set forth on Schedule A hereto, and (b) the Agent has maintained New Monthly Commissionable Revenue in an amount equal to or greater than such Second Target for any subsequent three consecutive calendar month period ending no later than the end of the Final Month.]

(c) If the Agent fails to achieve the applicable Revenue Target for New Monthly Commissionable Revenue and then subsequently maintain the revenue level in the manner described above during the period ending no later than the end of the Final Month, then the Agent shall forfeit the right to purchase the Warrant Shares subject to the Warrants with respect to which the vesting requirements of Section 2.1(b) have not been satisfied and any such Warrants shall become null and void. Unvested Warrants shall also be forfeited if the Agent’s status as an appointed sales agent of the Company is terminated for any reason. Nothing herein shall require the Company to continue doing business with the Agent or otherwise to limit the Company’s rights under the applicable Agent Agreement.

2.2. Manner of Exercise. At any time after the Warrants become exercisable as provided in Section 2.1 until 5:00 p.m., New York time, on the Expiration Date, Holder may exercise the Warrants by either (a) paying the Exercise Price in cash for the Warrant Shares it elects to buy, or (b) effecting a “cashless exercise” as described below.

Warrants that are vested and thus exercisable may be exercised by the Agent’s delivery, on any Business Day until the expiration time set forth above, of a written notice of exercise, in the form attached to this Warrant Certificate as Exhibit A (the “Exercise Notice”). The Exercise Notice should be delivered to the Company’s principal office at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, or such other address as the Company may specify. Such notice shall specify the number of shares of Common Stock with respect to which the Warrants are being exercised and must be accompanied by (i) if the Exercise Price is being paid in cash, payment in full, by certified or bank check payable to the order of the Company, of the Exercise Price of the Warrant Shares for which the Warrants are being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an award, and (ii) this Warrant Certificate. The minimum number of shares of Common Stock with respect to which Warrants may be exercised at any time shall be the lesser of (x) 100 shares or such lesser number set forth in the applicable Warrant Certificate and (y) the maximum number of shares available for purchase under the Warrant Certificate at the time of exercise.

Upon receipt of all of these items the Company shall deliver or cause to be delivered to Holder a certificate or certificates representing the aggregate number of full Warrant Shares issuable upon such exercise as hereinafter provided (or in the event that the Company elects not to issue certificated stock, such number of uncertificated Warrant Shares shall be registered in the name of such Holder on the Company’s books and records); provided, however, that in the event that Holder elects to effect a “cashless exercise,” the Holder shall be entitled to receive upon exercise a number of Warrant Shares, computed as of the date on which the Company received the Exercise Notice together with this Warrant Certificate, determined by the following formula:

X = Y (A-B) A

Where	X	=	the number of Warrant Shares to be issued to Holder;

	Y	=	the aggregate number of Warrant Shares with respect to which Holder elected to effect a cashless exercise;

	A	=	the Fair Market Value per share of the Common Stock (on the date of such calculation); and

	B	=	the Exercise Price.

In lieu of payment of the Exercise Price, the Company shall cancel such number of Warrants which are exercisable for Warrant Shares equal to the difference (rounded up to the nearest whole number of shares) between Y and X. The Company may require the Holder to make a cash payment to the Company in the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an award, or the Company may, in its sole discretion, make an adjustment to the number of Warrant Shares delivered pursuant to the “cashless exercise” formula to account for any such amount.

The stock certificate or certificates so delivered or, in the event the Company does not issue certificated stock, the uncertificated shares so issued shall be registered in the name of Holder. The Warrants shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the Exercise Price (if applicable) and this Warrant Certificate, are received by the Company as described above. If the Warrants shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares (or the direct registration system statement in the event the Company does not issue certificated stock), deliver to Holder a new Warrant Certificate evidencing Warrants representing the right of Holder to purchase the remaining Warrant Shares, which new Warrant Certificate shall in all other respects be identical to this Warrant Certificate or, in the sole discretion of the Company, appropriate notation may be made on this Warrant Certificate and the same returned to Holder.

2.3. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of the Warrants. In lieu of any fraction of a share which Holder would otherwise be entitled to purchase upon exercise, the Company, at its sole discretion, either shall round the fractional share down to the nearest whole share of Common Stock or shall pay cash in an amount equal to the same fraction of the Fair Market Value per share of Common Stock on the date of exercise.

2.4 Expiration Date. Unless extended in writing by the Company in its sole discretion, any vested but unexercised Warrants shall automatically expire at 5:00 p.m., New York time, on the Expiration Date, and this Warrant Certificate shall be of no further force or effect.

3.	RESERVATION AND AUTHORIZATION OF COMMON STOCK

From and after the date hereof, the Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock (or its authorized and issued shares of Common Stock held in treasury) as will be sufficient to permit the exercise in full of the Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

4.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.

The Exercise Price and the number of shares of Common Stock covered by the Warrants are subject to adjustment from time to time as provided in this Section 4.

(a) If the Company is involved in any Corporate Transaction other than a Corporate Transaction of the type described in Section 4(b), the number and kind of securities issuable upon exercise of Warrants shall be adjusted so that the Holder of the Warrants shall be entitled to receive upon the exercise thereof the number and kind of securities that such Holder would have received pursuant to such Corporate Transaction if the securities subject to such Warrants had been issued immediately prior to the consummation of such Corporate Transaction. For purposes of this Section 4, “Corporate Transaction” means any reorganization, merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction. In the event that the Company is not the issuer of the securities that such Holder would have so received pursuant to such Corporate Transaction, provision shall be made in writing in connection with such transaction for the assumption of the Plan and all then-outstanding Warrants by the corporation or entity that is the issuer of such securities. From and after any such assumption, unless the context otherwise requires (as determined by the Board of Directors in good faith), references in the Plan and each outstanding Warrant to the “Company,” “PAETEC” or “PAETEC Holding Corp.” shall be deemed to be references to such issuer, and such references and the other provisions of the Plan and such Warrants shall be interpreted so as to maintain the interests of the Holders intended by the Plan as of the date hereof and by each such Warrant as of its date. Upon each adjustment of the number or kind of securities for which the Warrants are exercisable as provided in this paragraph, the per share Exercise Price payable upon exercise of the Warrants shall be appropriately and proportionately adjusted, as determined by the Board of Directors or the board of directors of such issuer in good faith.

(b) In the event of any Corporate Transaction in which the consideration that the Holder of the Warrants would have received pursuant to such Corporate Transaction if the securities subject to the Warrant had been issued immediately prior to such Corporate Transaction is cash or other property that is not securities, all outstanding but unexercised Warrants shall terminate immediately prior to the consummation of such Corporate Transaction. Any exercise of a Warrant during the 15-day period immediately prior to the consummation of any such Corporate Transaction shall be conditioned, at the discretion of the Holder of such Warrant, on the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(c) In case the Company shall at any time after the date of this Warrant Certificate (i) effect a distribution payable in shares of Common Stock to all holders of the outstanding Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any securities of the Company in a reclassification or recapitalization of the Common Stock, then the number and kind of securities issuable upon exercise of the Warrants (commencing on the record date for such distribution or the effective date of such subdivision, combination, reclassification or recapitalization) shall be proportionately adjusted so that the Holder of the Warrants exercised after such time shall be entitled to receive the aggregate number and kind of securities which, if such Warrants had been exercised in full immediately prior to such date, the Holder would have owned upon such exercise and been entitled to receive by virtue of such distribution, subdivision, combination, reclassification or recapitalization. Such adjustment shall be made successively whenever any event listed above shall occur.

(d) Upon each adjustment of the number or kind of shares of Common Stock for which the Warrants are exercisable as provided in Section 4(c) hereof, the per share Exercise Price payable upon exercise of the Warrants shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock covered by the Warrants prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock covered by the Warrants immediately after such adjustment.

5.	RESTRICTIONS ON TRANSFER

Neither this Warrant Certificate nor the rights evidenced hereby may be sold, assigned, transferred, pledged or otherwise disposed of by Holder without the prior written consent of the Company, and any attempted transfer without such prior written consent shall be void.

6.	LOSS, THEFT, DESTRUCTION OR MUTILATION

Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and indemnity or security reasonably satisfactory to the Company and reimbursement to the Company of all reasonable expenses incidental thereto, and in case of mutilation upon surrender and cancellation of the mutilated Warrant Certificate, the Company will execute and deliver in lieu hereof a new Warrant Certificate of like tenor to such Holder; provided that, in the case of mutilation, no indemnity or security shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.

7.	LIMITATION OF LIABILITY AND RIGHTS AS STOCKHOLDER

No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Exercise Price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Prior to the exercise of the Warrants and the date of the stock certificate representing the Warrant Shares issuable upon exercise (or, in the case of uncertificated stock, the registering of such stock on the Company’s books and records), the Holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company with respect to, or be deemed for any purpose the holder of, shares for which the Warrants shall be exercisable, including without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any meetings of stockholders of the Company or other proceedings of the Company, except as provided herein.

8.	MISCELLANEOUS

8.1 Notice. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant Certificate shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier or by telecopy and confirmed by telecopy answer back, addressed as follows:

(a) If to any Holder, at its last known address appearing on the books of the Company maintained for such purpose.

(b) If to the Company at:

PAETEC Holding Corp.

Attn: General Counsel

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Telecopy Number: (716) 340-2563

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or telecopied and confirmed by telecopy answer back, one (1) Business Day after the same shall have been deposited with a nationally recognized overnight courier or three (3) Business Days after the same shall have been deposited in the United States mail.

8.2 Successors and Permitted Assigns. This Warrant Certificate and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.

8.3 Amendment. This Warrant Certificate or the Warrants represented hereby may be modified or amended, or the provisions hereof or thereof waived, only with the written consent of the Company and the Holder.

8.4. Severability. Wherever possible, each provision of this Warrant Certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Certificate shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Certificate.

8.5. Headings. The headings used in this Warrant Certificate are for the convenience of reference only and shall not, for any purpose, be deemed a part of the Warrants.

8.6. Governing Law. This Warrant Certificate and the Warrants represented hereby shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the date set forth below.

PAETEC HOLDING CORP.

By:
Name: Arunas A. Chesonis
Title: President, Chairman and CEO

Date:

SCHEDULE A

Name of Agent:

Number of Warrant Shares:

Baseline Monthly Commissionable Revenue:

Maximum Number of Warrant Shares	New Monthly Commissionable Revenue Target
10,000	$[—] (“Initial Target”)
[20,000 ]	[$ [—] (“Second Target”)]

EXHIBIT A

EXERCISE FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the Warrants represented by the attached Warrant Certificate irrevocably exercises the Warrants for the purchase of              shares of Common Stock of PAETEC Holding Corp., and (check one) ☐ herewith makes payment therefor by a certified or bank check payable to the order of PAETEC Holding Corp. or ☐ hereby elects to effect a cashless exercise, all at the price and on the terms and conditions specified in the attached Warrant Certificate and requests that the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be registered in the name of and, if represented by certificates, delivered to the undersigned at the address indicated below and, if such shares of Common Stock shall not represent all of the shares of Common Stock covered by the Warrant Certificate, that a new Warrant Certificate of like tenor and date for the balance of the shares of Common Stock be delivered to the undersigned at such address.

...............................................................
(Name of Registered Owner)

...............................................................
(Signature of Registered Owner)

...............................................................
(Street Address)

...............................................................
(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond exactly with the name of the registered owner of the Warrants as it appears in the Company’s books and records.